--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             ROBBINS & MYERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     XXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: ............

(2) Aggregate number of securities to which transaction applies: ...............

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ...............................

(4) Proposed maximum aggregate value of transaction: ...........................

(5) Total fee paid: ............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ....................................................

(2) Form, Schedule or Registration Statement No.: ..............................

(3) Filing Party: ..............................................................

(4) Date Filed: ................................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          [Robbins & Myers Logo]

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:     Wednesday, December 8, 1999

Time:     11:00 A.M., E.S.T.

Place:    Kettering Tower, 12th Floor
          Second and Main Streets
          Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

- ELECT FOUR DIRECTORS FOR A TWO-YEAR TERM;

- VOTE ON APPROVING THE COMPANY'S 1999 LONG-TERM INCENTIVE STOCK PLAN;

- VOTE ON APPROVING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2000; AND

- TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Shareholders of record at the close of business on October 22, 1999 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

November 10, 1999

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.                                          November 10, 1999
1400 KETTERING TOWER
DAYTON, OHIO 45423

SOLICITATION AND VOTING OF PROXIES

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on December 8, 1999 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board's recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

        - You may send in another proxy card with a later date.

        - You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

        - You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on November 10, 1999.

VOTING SECURITIES AND RECORD DATE

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on October 22, 1999. For each share owned of record, you are entitled to one vote. On October 22, 1999, the Company had 10,938,945 common shares outstanding, which are the only outstanding voting securities.

QUORUM REQUIREMENT AND VOTING

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

                             ELECTION OF DIRECTORS

The Company's Board of Directors is divided into two classes of four directors each. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

At the 1999 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2001. The Board has nominated Robert J. Kegerreis, William D. Manning, Maynard H. Murch IV, and John N. Taylor, Jr. for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board's proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board's proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board's nominees as possible and in such order as the proxy agents determine.

NOMINEES FOR TERM OF OFFICE EXPIRING IN 2001

ROBERT J. KEGERREIS, PH.D.                                   DIRECTOR SINCE 1972

Dr. Kegerreis, 78, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of Energy Innovations Inc.

WILLIAM D. MANNING                                           DIRECTOR SINCE 1995

Mr. Manning, 65, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of Unifrax Corporation and Fletcher Paper Corporation.

MAYNARD H. MURCH IV                                          DIRECTOR SINCE 1977

Mr. Murch, 55, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments) which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm which Mr. Murch had been associated with since 1968. Mr. Murch is a director of Lumitex, Inc.

JOHN N. TAYLOR, JR.                                          DIRECTOR SINCE 1988

Mr. Taylor, 64, has been Chairman since August 1986, and was President from October 1974 until August 1986, of Kurz-Kasch, Inc. (a specialty manufacturer of plastic-based components, stators and coil products). Mr. Taylor is a director of LSI Industries, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 2000

GERALD L. CONNELLY                                           DIRECTOR SINCE 1998

Mr. Connelly, 58, has been President and Chief Executive Officer of the Company since January 1, 1999. From April 1997 to January 1999, he was Executive Vice President and Chief Operating Officer of the Company and from June 1994 to April 1997, he was a Vice President of the Company and President of its Process Industries Group. He is also a director of Genesis Worldwide Inc.

DANIEL W. DUVAL                                              DIRECTOR SINCE 1986

Mr. Duval, 63, has been Vice Chairman of the Board since January 1, 1999. From December 1986 to January 1999, he was President and Chief Executive Officer of the Company. He was President and Chief Operating Officer of Midland-Ross Corporation (a manufacturer of electrical, electronic and aerospace products and thermal systems) from July 1983 to 1986. Mr. Duval is a Director of Arrow Electronics, Inc., ABC-NACO Inc., Dayton Superior Company, and National City Bank.

THOMAS P. LOFTIS                                             DIRECTOR SINCE 1987

Mr. Loftis, 55, has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Mr. Loftis has been a general partner of M.H.M. & Co., Ltd. (investments) since 1986.

JEROME F. TATAR                                              DIRECTOR SINCE 1991

Mr. Tatar, 52, has been Chairman, President and Chief Executive Officer of The Mead Corporation (forest products) since November 1, 1997. From April 1996 to November 1997, he was President and Chief Operating Officer and a director of The Mead Corporation. From July 1994 to April 1996, he was Vice President-Operating Officer of The Mead Corporation. Mr. Tatar is also a director of National City Corp.

DIRECTORS' MEETINGS AND COMMITTEES

The Board of Directors met five times in fiscal 1999. The Board of Directors has two committees: the Audit Committee [Messrs. Taylor (Chairman), Kegerreis and Manning], which met twice in fiscal 1999, and the Compensation Committee [Messrs. Kegerreis (Chairman), Manning and Tatar], which met four times in fiscal 1999. Each director attended all of the meetings of the Board of Directors and the committees on which he served in fiscal 1999, except one director was unable to attend one Board meeting.

The Audit Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to review internal auditing procedures, the annual audit of the Company's financial statements, and compliance with the Company's Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors.

The Compensation Committee develops and administers the Company's executive compensation policies and programs and sets the compensation of executive officers. The Committee also advises the Board of Directors on the creation, administration or modification of employee compensation policies and procedures.

DIRECTOR COMPENSATION

Directors who are not employees of the Company received the following compensation in fiscal 1999:

Annual Retainer:                         $30,000 (50% is paid in restricted
                                         shares of the Company which vest
                                         after one year)
Committee Chairman Stipend:              $3,000
Stock Options:                           2,000 share option granted to each
                                         director on the date he is elected to
                                         a new term; option price is equal to
                                         fair market value on date of election

                               SECURITY OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information as of October 22, 1999 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

----------------------------------------------------------------------------------------
                                                     NUMBER OF SHARES
                                                    BENEFICIALLY OWNED        PERCENT OF
            INDIVIDUAL OR GROUP                     AS OF 10/22/99(1)           CLASS
----------------------------------------------------------------------------------------
  Gerald L. Connelly                                      161,989                 1.5%
  Daniel W. Duval                                         315,059                 2.8%
  Robert J. Kegerreis                                      30,293                  (5)
  Thomas P. Loftis                                         38,329(2)               (5)
  William D. Manning                                       17,410                  (5)
  Maynard H. Murch IV                                   3,088,941(3)             28.2%
  Jerome F. Tatar                                          18,816                  (5)
  John N. Taylor, Jr.                                     129,734(4)              1.2%
  Stephen R. Ley                                           27,144                  (5)
  Hugh E. Becker                                           51,008                  (5)
  Kevin J. Brown                                            6,513                  (5)
  Directors and Executive Officers as a
  Group (13 persons)                                    3,912,213                34.5%
----------------------------------------------------------------------------------------

(1) Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 22, 1999 are treated as "beneficially owned" and the number of such shares included in the table for each person is:

        Mr. Connelly --90,000         Dr. Kegerreis -- 8,367        Mr. Loftis -- 8,917
        Mr. Duval -- 201,000          Mr. Murch -- 8,000            Mr. Tatar -- 12,000
        Mr. Manning -- 9,500          Mr. Becker -- 11,667          Mr. Ley -- 27,500
        Mr. Taylor -- 8,000           Mr. Brown -- 5,667
        Directors and executive officers as a group -- 396,862

(2) Includes 11,368 shares with respect to which Mr. Loftis has sole voting and shared investment power and 1,024 shares with respect to which he has shared voting and investment power.

(3) Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4) Includes 20,200 shares held of record in the name of K-K Realty Partners, Ltd., of which Mr. Taylor is the general partner.

(5) Less than 1%.

PRINCIPAL SHAREHOLDERS

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of October 22, 1999 are listed in the following table:

--------------------------------------------------------------------------------------
                                                  NUMBER OF COMMON
                                                SHARES BENEFICIALLY
            NAME AND ADDRESS                    OWNED AS OF 10/22/99        % OF CLASS
--------------------------------------------------------------------------------------
  M.H.M. & Co., Ltd.(1)                              2,994,254                 27.4%
  830 Hanna Building
  Cleveland, Ohio 44115
--------------------------------------------------------------------------------------
  The Prudential Insurance Company of                  615,694                  5.6%
    America(2)
  751 Broad Street
  Newark, New Jersey 07102
--------------------------------------------------------------------------------------
  WEDGE Capital Management L.L.P.(3)                 1,235,600                 11.3%
  2920 One First Union Center
  301 South College Street
  Charlotte, North Carolina 28202
--------------------------------------------------------------------------------------

(1) M.H.M. & Co., Ltd. is an Ohio limited partnership (the "Partnership"). Maynard H. Murch Co., Inc. is the managing general partner, and Thomas P. Loftis is the other general partner, of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

(2) The Prudential Insurance Company of America is an insurance company and a registered investment adviser. The listed shares include 382,535 as to which Prudential has shared voting and dispositive power and 144,844 which it has a right to acquire upon conversion of outstanding 6.5% Convertible Subordinated Notes of the Company.

(3) WEDGE Capital Management L.L.P. is an investment adviser.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Board's Compensation Committee develops and administers the Company's compensation policies and programs. It sets the compensation of executive officers. The Committee members are three directors who are not present or former employees of the Company.

OBJECTIVES AND POLICIES

The Committee seeks to:

        - Offer a total compensation package which compares favorably to those of industrial companies similar to the Company;

        - Tie compensation to the annual business plan and progress on long-term goals;

        - Reward both Company and individual performance;

        - Attract and retain talented executives critical to the Company's long-term success; and

        - Link executive's goals with those of shareholders.

Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the "Summary Compensation Table" at page 10. In 1996, shareholders approved the Company's annual cash bonus plan and amendments to the 1994 Long-Term Incentive Stock Plan. This year shareholders are being asked to approve the 1999 Long-Term Incentive Stock Plan. Assuming approval of the new plan, incentive compensation paid to the Company's executives as cash bonuses, performance shares, and options should normally be deductible for federal income taxes.

TYPES OF COMPENSATION

The Company pays two types of compensation:

        - Annual compensation -- includes base salary and a cash bonus if certain financial targets are achieved; and

        - Long-term compensation -- includes restricted shares which are only granted to executives if a specified three-year goal is met and annual stock option grants which are only valuable if the Company's stock price increases.

ANNUAL COMPENSATION

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other industrial companies similar to the Company based on survey data of independent compensation consultants. The Committee reviews this survey data and periodically adjusts the Company's salary structure. The structure is adjusted, when necessary, to maintain salary ranges slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company's salary structure, attainment of individual objectives during the preceding year, and overall Company performance.

Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 1999, the bonuses were calculated as follows:

        - Available bonuses at targeted performance levels ranged from 30% to 50% of salary; executives with higher positions on the Hay Position Evaluation System were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

        - Performance measures and the respective weighting assigned to each were:
          -- Consolidated sales growth (33.3%)
          -- Income before interest and taxes (33.3%)
          -- Controllable asset management (33.3%)

          - No bonuses were paid for fiscal 1999 since the required performance benchmarks were not achieved.

LONG-TERM COMPENSATION INCENTIVES

The Company's executives make strategic business decisions which are ultimately successful only if they increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options and restricted shares as long-term incentives.

Stock Options. The Committee annually grants stock options to executives under the Company's 1994 Long-Term Incentive Stock Plan. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire ten years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

        - Executive's ability to impact the Company's long-term financial results;

        - Executive's recent performance; and

        - Importance of executive to achieving the Company's long-term goals.

Performance Shares. At the beginning of fiscal 1997, the Committee awarded performance shares to executives. The number of performance shares, which convert to restricted shares earned were directly related to the total shareholder return for the Company over the three-year period ended August 31, 1999 compared to the total shareholder return for companies in the Russell 2000 Company Group Index ("Index") for the same period. No restricted shares are earned unless the total shareholder return for the Company for the three-year period is at least equal to the median return for companies in the Index. No restricted shares were earned for the period September 1, 1997 through August 31, 1999.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

In determining Mr. Connelly's total compensation, the Committee considers the Company's financial results, his leadership in developing and executing the Company's strategic plan, and his key role in the Company's acquisition program.

The Committee increased Mr. Connelly's salary in October 1998 as Executive Vice President and Chief Operating Officer from $310,000 to $325,000. On January 1, 1999, in conjunction with his promotion to President and Chief Executive Officer, his salary increased to $400,000. Mr. Connelly, as a participant in the annual cash bonus plan, had a target award at 50% of his base salary for fiscal 1999. Based on the Company's failure to achieve the performance measures applicable for fiscal 1999, no bonus was paid to Mr. Connelly.

During fiscal 1999, the Committee granted Mr. Connelly options to purchase 30,000 common shares. This represents the normal annual grant under the 1994 Long-Term Incentive Stock Plan for the President and Chief Executive Officer. In determining the size of the award, the Committee evaluated the accomplishments of major strategic objectives as well as Mr. Connelly's potential for influencing future results. Consideration was also given to the relationship of previous grants and his total number of outstanding options.

The Committee believes its compensation policies and program for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company's performance and shareholder value.

                                              THE COMPENSATION COMMITTEE
                                                   Robert J. Kegerreis, Chairman
                                                   William D. Manning
                                                   Jerome F. Tatar

                             EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 1999. The information is presented on a fiscal year basis.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------
                                                                   LONG-TERM
                                               ANNUAL             COMPENSATION
                                            COMPENSATION             AWARDS
                                         ----------------------------------------------------------
            NAME AND                                            NUMBER OF SHARES       ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION(1)
---------------------------------------------------------------------------------------------------
  Gerald L. Connelly,             1999   $400,000   $    -0-         30,000             $4,000
    President and                 1998    310,000     88,350         20,000              5,890
    Chief Executive Officer       1997    280,000    217,000         20,000              5,226

  Daniel W. Duval,                1999   $420,000   $    -0-            -0-             $4,000
    Vice Chairman                 1998    420,000    119,700         27,000              5,900
                                  1997    400,000    310,000         27,000              5,700

  Stephen R. Ley,                 1999   $190,000   $    -0-         15,000             $2,631
    Vice President, Finance and   1998    165,000     37,620         15,000              4,489
    Chief Financial Officer       1997    128,000     69,440          7,500              4,461

  Hugh E. Becker,                 1999   $169,000   $    -0-         10,000             $2,340
    Vice President, Investor
    Relations and Human
    Resources(2)

  Kevin J. Brown,                 1999   $125,000   $    -0-          5,000             $1,731
    Controller                    1998    113,500     22,643          6,000              3,152
                                  1997     98,700     38,246          2,500              4,055
---------------------------------------------------------------------------------------------------

(1) All amounts presented are Company contributions under its Employee Savings Plan.

(2) Mr. Becker became an executive officer on December 9, 1998.

FISCAL 1999 STOCK OPTION GRANTS

The following table presents information concerning stock options granted in fiscal 1999 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of the Company's common shares.

-----------------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS(1)
                      -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                      NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES
                        SHARES       OPTIONS                              OF STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO                                FOR OPTION TERM(2)
                       OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
        NAME           GRANTED     FISCAL 1999     PRICE        DATE      0%       5%         10%
-----------------------------------------------------------------------------------------------------
  Gerald L. Connelly    30,000         18.6%       $25.25     6/21/09     $ 0   $476,388   $1,200,260
  Daniel W. Duval          -0-           --            --          --      --         --           --
  Stephen R. Ley        15,000          9.3%        25.25     6/21/09       0    238,194      603,630
  Hugh E. Becker        10,000          6.2%        25.25     6/21/09       0    158,796      402,420
  Kevin J. Brown         5,000          3.1%        25.25     6/21/09       0     79,398      201,210
-----------------------------------------------------------------------------------------------------

(1) Under the Company's option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a ten-year term.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 1999 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 1999.

---------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS AT 8/31/99           OPTIONS AT 8/31/99(2)
                      SHARES ACQUIRED      VALUE      ---------------------------------------------------------
        NAME            ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
  Gerald L. Connelly         -0-              -0-        90,000        50,000       $  651,330         -0-
  Daniel W. Duval         48,000         $633,120       201,000        27,000        2,084,940         -0-
  Stephen R. Ley             -0-              -0-        16,500        27,500          108,480         -0-
  Hugh E. Becker          14,000          176,750        11,667        17,833            4,480         -0-
  Kevin J. Brown             -0-              -0-         5,667         9,833           12,000         -0-
---------------------------------------------------------------------------------------------------------------

(1) Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2) Represents the excess of the market value at August 31, 1999 of the shares subject to the options over the aggregate option exercise price.

PENSION PLAN

The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the "Pension Plan"). The Company calculates retirement benefits under the Pension Plan on the basis of the employee's average annual compensation for the five highest years during the employee's last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under sections of the Internal Revenue Code is presently $135,000.

Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 1999 is presented in the Summary Compensation Table under the heading "Annual Compensation."

The Company also has a Supplemental Pension Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Messrs. Duval, Connelly, Becker and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the years of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for the persons named in the Summary Compensation Table is: Mr. Connelly -- 6, Mr. Duval -- 17, Mr. Ley -- 4, Mr. Becker -- 23, and Mr. Brown -- 3. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee.

---------------------------------------------------------------------------------------------------------------
                                                ESTIMATED ANNUAL RETIREMENT BENEFITS
                                                   FOR SPECIFIED YEARS OF SERVICE
    FINAL AVERAGE     -----------------------------------------------------------------------------------------
    COMPENSATION          15 YEARS          20 YEARS          25 YEARS          30 YEARS          35 YEARS
---------------------------------------------------------------------------------------------------------------
      $200,000            $ 40,918          $ 54,544          $ 68,169          $ 81,794          $ 95,378
       250,000              51,418            68,543            85,668           102,793           119,876
       300,000              61,919            82,544           103,170           123,796           144,379
       350,000              72,418            96,544           120,669           144,794           168,878
       400,000              82,918           110,543           138,168           165,793           193,376
       500,000             103,918           138,544           173,169           207,794           242,378
       600,000             124,919           166,544           208,170           249,796           291,379
---------------------------------------------------------------------------------------------------------------

OTHER

The Company has agreed to pay Mr. Connelly one year's salary in the event the Company terminates his employment as Chief Executive Officer for reasons other than misconduct. If such termination occurs within three years after a change of control of the Company (as defined in the agreement) his salary continues for a three-year period.

On June 18, 1999, the Company purchased 46,987 of its shares from Daniel W. Duval at $24.38 per share which was the closing price of the Company shares on the New York Stock Exchange on June 17, 1999.

                               PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company's common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Diversified Machinery Index for the same periods. The graph depicts the value on August 31, 1999 of a $100 investment made on August 31, 1994 in Company shares and each index, with all dividends reinvested.

                                                                                                              S&P MACHINERY
                                                  ROBBINS & MYERS, INC.           RUSSELL 2000                (DIVERSIFIED)
                                                  ---------------------           ------------                -------------
8/94                                                       100                         100                         100
8/95                                                       148                         121                         115
8/96                                                       240                         134                         128
8/97                                                       359                         173                         196
8/98                                                       263                         142                         140
8/99                                                       263                         180                         189

             PROPOSAL TO ADOPT 1999 LONG-TERM INCENTIVE STOCK PLAN

At the meeting, shareholders will vote on approval of the Company's 1999 Long-Term Incentive Stock Plan (the "Plan"). The Plan was approved by the Board of Directors on October 6, 1999, subject to approval by shareholders. Approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding common shares present, in person or by proxy, and entitled to vote at the meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN.

The Compensation Committee will administer the Plan. The Plan provides for the grant of options and other long-term incentive stock awards with respect to a maximum of 550,000 common shares of the Company. The Plan is intended to replace the Company's 1994 Long-Term Incentive Stock Plan which expired in October 1999. The Board believes adoption of the

Plan provides the Committee the continuing flexibility necessary to design and implement performance-based compensation utilizing stock incentives.

A description of the essential features of the Plan appears below. The Company will provide you a copy of the full text of the Plan upon request directed to the Company, either by telephoning 937-222-2610, or by writing Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary.

GENERAL INFORMATION

The Plan authorizes the Committee to grant incentive awards in the form of stock options, performance shares and units, and restricted shares to officers and other key employees of the Company and its subsidiaries ("Incentive Awards"). No more than 550,000 shares may be issued under the Plan. The shares that may be issued may be authorized but unissued shares or treasury shares. If there is a stock split, stock dividend or other relevant change affecting the Company's shares, the Committee will make appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding Incentive Awards.

The Plan also contains annual limits on Incentive Awards to individual participants. In any calendar year, no participant may be granted stock options for more than 100,000 shares, Restricted Share Awards with a value of more than $500,000 at the time of award, or Performance Awards with a value of more than $1,000,000 at the time of award.

FORM OF INCENTIVE AWARDS

Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986 and nonqualified stock options. The term of an option may not exceed ten years from the date of grant. The option price per share may not be less than the fair market value of a Company share on the date of grant.

The option price is payable either in cash, by delivery to the Company of shares of the Company already owned by the optionee, or by any combination of such methods of payment. Under the Plan, an optionee may use shares received upon the exercise of a portion of an option to pay the exercise price for additional portions of the option. The Plan also permits the use of shares issuable upon exercise of an option to pay applicable withholding taxes due upon the exercise of a nonqualified stock option. The Committee may, however, adopt guidelines limiting or restricting the use of shares as a method of payment of the option price and withholding taxes.

The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the optionee is employed by the Company or a subsidiary of the Company or within 30 days after cessation of the optionee's employment if the reason for cessation of employment is other than disability, retirement, or death. In the case of disability, normal retirement, or death, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the lesser of three years after termination of employment or the remaining term of the option. In the event of a change of control of the Company (as defined in the Plan), any option which is not then exercisable, automatically becomes exercisable.

Performance Awards. The Committee may grant performance awards under which payment is made, in the Committee's discretion, in shares, in cash, or a combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. Except for performance awards intended as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code (the "Code"), the Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

Restricted Share Awards. The Committee may also issue or transfer shares under a restricted share award. The grant of the award sets forth a restricted period during which the grantee must remain in the employ of the Company. If the grantee's employment terminates during the period, the grant terminates and the grantee must return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee may not dispose of the shares prior to the expiration of the restricted period. During this period, the grantee is entitled to vote the shares and receives dividends.

PERFORMANCE-BASED COMPENSATION

Section 162(m) of the Code limits the amount of the deduction that the Company may take on its federal income tax return for compensation paid to any of the Named Executive Officers in the Summary Compensation Table (the Code refers to these officers as "covered employees"). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to "performance-based compensation," if approved by shareholders. Options granted under the Plan will qualify as performance-based compensation and other Incentive Awards may also qualify if the Committee so designates the other Incentive Awards as performance-based compensation and administers the Plan with respect to these designated awards in compliance with Section 162(m) of the Code.

The Plan contains a number of measurement criteria that the Committee may use to determine whether and to what extent any covered employee has earned a Performance Award or Restricted Share Award. The measurement criteria that the Committee may use to establish specific levels of performance goals include any one or a combination of the following: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow and completion of acquisitions. The foregoing criteria have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant's award opportunity in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

The Committee may set performance goals based on the achievement of specified levels of corporate-wide performance or performance of a Company subsidiary or business unit in which the participant works. The Committee may make downward adjustments in the amounts payable under an award, but it may not increase the award amounts or waive the achievement of a performance goal.

FEDERAL INCOME TAX CONSEQUENCES

Stock Options. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Tax withholding by the Company is required.

The exercise of an incentive stock option does not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise (the "holding periods") and (ii) exercises the option while employed by the Company or a subsidiary of the Company or within three months of cessation of such employment. If these requirements are met, the basis of the shares upon later disposition is the option price. Any gain upon disposition is taxed to the employee as long-term capital gain. The excess of the market value on the exercise date over the option price of an incentive stock option is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee disposes of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding periods, the grantee recognizes ordinary income and the Company is entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion is taxable as capital gain.

Restricted Share Awards. The grant of a restricted share award or the issuance of performance shares as restricted shares does not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. Dividends paid to grantee while the shares remained subject to restriction are treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income, and the Company is entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding by the Company is required.

ADMINISTRATION

The Compensation Committee of the Board, which is comprised of three or more directors, administers the Plan. Committee members must be non-employee directors and outside directors for applicable regulatory requirements. This means, among other things, that they cannot be current or former Company officers.

Subject to the provisions of the Plan, the Committee has the authority to select the persons to whom it will grant awards, to determine the types of awards and the number of shares covered, and to set the terms and conditions of the awards. The Committee also has authority to interpret the Plan, to establish, amend and rescind rules applicable to the plan and awards under the Plan, to approve the terms and provisions of any agreements relating to Plan awards and to make all determinations relating to awards under the Plan.

The Board may terminate or amend the Plan as it deems advisable. Unless shareholders approve, however, no amendment may increase the maximum number of shares subject to the Plan, permit the granting of options at a price less than the fair market value of a share on the date of grant, or materially modify the requirements as to eligibility for participation in the Plan. No action taken by the Board or the Committee may impair the existing rights of a participant without the participant's consent.

GENERAL

All employees of the Company and its subsidiaries are eligible for awards under the Plan, including the Named Executive Officers. The Company estimates that approximately 45 persons meet the Committee's current criteria for the grant of Incentive Awards under the Plan. No awards have been made under the Plan. Information concerning awards under the 1994 Long-Term Stock Incentive Plan is set forth in the Summary Compensation Table at page 10 and under "Fiscal 1999 Stock Option Grants" at page 11.

On October 22, 1999 (the record date for the Annual Meeting), the last sale price for the Company's common shares as reported on the New York Stock Exchange was $16.00 per share.

The Board adopted the Plan on October 6, 1999, subject to shareholder approval. If the Plan is not approved by you, the Plan terminates. If approved by shareholders, the Plan will expire on December 8, 2008.

                      APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company's independent auditors during the fiscal year ended August 31, 1999. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2000. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY SUCH

SELECTION. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2000.

                                 OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board's proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1998 through August 31, 1999, were met, except that the exercise of a 48,000 share option by Mr. Duval and a 1,700 share option by Mr. Raiteri were inadvertently reported late.

                             SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423,
Attention: Corporate Secretary, on or before July 11, 2000. The 2000 Annual Meeting of Shareholders is presently scheduled to be held on December 13, 2000.

For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly by a shareholder at the 2000 Annual Meeting, management will be able to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on September 26, 2000 and advises shareholders in the 2000 proxy statement about the nature of the matter and how management intends to vote on such matter or (2) does not receive notice of the proposal before the close of business on September 26, 2000.

The Company's Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company's Code of Regulations. For a nominee of a shareholder to be eligible for election at the 2000 Annual Meeting, the shareholder's notice of nomination must be received by the Corporate Secretary between October 1, 2000 and October 25, 2000. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423.

                                              By Order of the Board of
                                              Directors,

                                                       Joseph M. Rigot
                                                          Secretary

                              ROBBINS & MYERS LOGO

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 8, 1999
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), hereby appoints Gerald L. Connelly, Robert J. Kegerreis, and Maynard H. Murch IV, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 8, 1999, and at any adjournment thereof, as follows:

1. Election of Directors.                [ ]  FOR all nominees listed below       [ ]  WITHHOLD AUTHORITY
                                              (except as marked to the contrary        to vote for all nominees listed below.
                                              below), including authority to
                                              cumulate votes selectively among such
                                              nominees.
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)
                    Robert J. Kegerreis, William D. Manning, Maynard H. Murch IV, John N. Taylor, Jr.
2. Adoption of the Company's 1999 Long-Term Incentive Stock Plan.
                [ ]  FOR                               [ ]  AGAINST                             [ ]  ABSTAIN
3. Approval of the appointment of Ernst & Young LLP as independent auditors for the Company.
                [ ]  FOR                               [ ]  AGAINST                             [ ]  ABSTAIN

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

4. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

A VOTE FOR PROPOSALS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 1999.

DATED: ___________________________, 1999         -----------------------------

                                                 -----------------------------
                                                           (SIGNATURES)

                                                 SHAREHOLDERS SHOULD DATE THIS
                                                 PROXY AND SIGN HERE EXACTLY AS
                                                 NAME APPEARS AT LEFT. IF STOCK
                                                 IS HELD JOINTLY, BOTH OWNERS
                                                 SHOULD SIGN THIS PROXY.
                                                 EXECUTORS, ADMINISTRATORS,
                                                 TRUSTEES, GUARDIANS AND OTHERS
                                                 SIGNING IN A REPRESENTATIVE
                                                 CAPACITY SHOULD INDICATE THE
                                                 CAPACITY IN WHICH THEY SIGN.